Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of February 16, 2016 (the “Effective Date”), by and among (i) THERMOCAST ACQUISITION CORP., a Delaware corporation (“Buyer”), (ii) BANYAN RAIL SERVICES INC., a Delaware corporation and the parent of Buyer (“Parent”), (iii) INTERNATIONAL THERMOCAST CORPORATION, a Georgia corporation, and THE DEKOR CORPORATION, a Georgia corporation (together “Sellers”), and (iv) MARK ANDERSON, an individual resident of the State of Georgia and the sole shareholder of Sellers (“Sole Shareholder”). Capitalized terms not otherwise defined in the body of this Agreement are defined in the Appendix attached hereto and a table of defined terms also appears in the Appendix.

RECITALS:

A.          Sellers are engaged in the business of manufacturing and distributing composite kitchen and bath sinks and accessories including cast acrylic and granite sinks, cultured and synthetic marble vanity tops and other related goods and services (the “Business”).

B.           Sole Shareholder owns all of the outstanding capital stock of Sellers.

C.           Sellers and Sole Shareholder desire that Sellers sell, transfer, convey, assign and deliver substantially all of the property, equipment and other assets, including intangible assets such as customer lists, patents, trademarks, trade names, phone numbers, websites and email addresses, used or useful in the Business, and assign the ordinary course operating liabilities of the Business, to Buyer upon the terms and subject to the conditions in this Agreement.

D.          Buyer desires to acquire substantially all of the assets of Sellers used or useful in the Business and assume said ordinary course operating liabilities of the Business upon the terms and subject to the conditions in this Agreement.

E.           Buyer desires to acquire the real property owned by Anderson Investment Management, Inc. (“Anderson Investment”), an affiliate of Sellers, located at 189 Etowah Industrial Court, Canton, Georgia (the “Real Property”) pursuant to a separate real estate purchase agreement of even date herewith (the “Real Estate Purchase Agreement”).

F.           All of the transactions contemplated by this Agreement are collectively referred to herein as the “Transaction.”

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and subject to the terms and conditions hereinafter set forth, the Parties agree as follows:

ARTICLE I

ACQUISITION OF PURCHASED ASSETS

1.1          Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and effective on the Closing Date, Sellers hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer purchases and acquires from Sellers, all of Sellers’ right, title and interest in and to, all properties, assets and rights used or useful in the Business, other than the Excluded Assets (as hereinafter defined), free and clear of any Encumbrances (collectively, the “Purchased Assets”), including but not limited to all of Sellers’ right, title and interest in and to the following:

1.1.1           Inventory. All inventory, raw materials, work in process and finished goods owned by Sellers or held for sale or used or consumed in connection with the operation of the Business and all parts, shop supplies, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located (collectively, the “Inventory”).

1.1.2          Equipment. All of the equipment, furniture, fixtures, furnishings, machinery, tooling, leasehold improvements, computers, servers, supplies, racking, conveyor belts and other tangible personal property owned by Sellers or used in connection with the Business, wherever located and including any such Equipment in the possession of any of Sellers’ suppliers, bailees or other third parties (collectively, the “Equipment”). The Equipment shall include those items set forth on Schedule 1.1.2 (which is current as of the date captioned on such schedule), together with any additions thereto and subject to any reductions therefrom incurred in operating the Business in the ordinary course of business after the date thereof through the Closing Date.

1.1.3          Contract Rights. To the extent assignable, all of Sellers’ rights and interests arising under or in connection with contracts, agreements, leases, intellectual property licenses, documents and arrangements with customers, suppliers and others (including intercompany arrangements), including all sales contracts and purchase orders issued by customers to Sellers on or prior to the Closing Date (collectively, the “Contracts”) set forth on Schedule 1.1.3 (collectively, the “Assumed Contracts”).

1.1.4          Permits. To the extent transferable, all Permits necessary or desirable for the past, present or anticipated conduct, or otherwise relating to the operation, of the Business.

1.1.5          Intellectual Property Rights. All Intellectual Property Rights (including all rights of Sellers to the names “Thermocast”, “Thermocast Sinks”, “Dekor”, “Dekor Sinks” and “International Marble” used for purposes of the Business), web sites, web pages, fax numbers, telephone numbers, email addresses, domain names, confidential information, know-how, customer lists and other customer information used in the Business and in which Sellers have an interest, including all licenses and other rights (including remedies against infringements thereof) with respect to any of the foregoing and all registrations or applications for registration of any of the foregoing.

1.1.6          Prepaid Expenses. Except to the extent related to Excluded Assets or Excluded Liabilities, all of Sellers’ prepaid expenses.

1.1.7           Rights Against Others. All of Sellers’ rights, claims or causes of action against third parties under warranties or otherwise arising in connection with the operation of the Business or the ownership of the Purchased Assets, or rights to indemnity from manufacturers, vendors and others (but excluding any insurers) in connection with the Business or the Purchased Assets. Except to the extent related to Excluded Assets or Excluded Liabilities, all of Sellers’ claims, deposits, prepayments, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment.

1.1.8           Books and Records. All books and records of Sellers relating to the Purchased Assets and operations of the Business, including all computer data files stored, used, held or kept in connection with the operation of the Business.

1.1.9           Goodwill. All of Sellers’ business, goodwill and value as a going concern.

1.2          Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets will not include, and Sellers shall retain and are not transferring to Buyer, the following assets (collectively, the “Excluded Assets”):

1.2.1           Accounts Receivable. The accounts receivable set forth on Schedule 1.2.1 (which is current as of the date captioned on such schedule), together with any additions thereto and subject to any reductions therefrom incurred in operating the Business in the ordinary course of business after the date thereof through the Closing Date (collectively, the “Accounts Receivable”).

1.2.2           Corporate Books and Records. Each Seller’s respective articles of incorporation, code of regulations, corporate seals, minute books, stock books and other corporate books and records having to do with the corporate organization and capitalization of Sellers and all income tax records of Sellers.

1.2.3           Refunds. Any refunds for any Taxes or insurance premiums paid for any period (or portion thereof) ending on or prior to the Closing Date that are or may become available to Sellers.

1.2.4           Cash and Securities. Any cash, cash equivalents or securities owned by Sellers.

1.2.5           Prepaid Expenses. Any prepaid expenses listed on Schedule 1.2.5 or otherwise related to Excluded Assets or Excluded Liabilities.

1.2.6           Prepaid Taxes. Any prepaid Taxes.

1.2.7           Insurance. Any and all rights, claims or causes of action under or relating to any insurance policies.

1.2.8           Employee Benefit Plans. Any and all rights, claims or causes of action under or relating to any Employee Plans and any assets of or relating to any Employee Plans.

1.2.9           Other Excluded Assets. Those assets set forth on Schedule 1.2.9 hereto.

1.3          Assumed Liabilities. As partial consideration for the sale of the Purchased Assets, subject to the terms and conditions hereof, Buyer, as of the Closing Date and thereafter, hereby assumes and shall be liable for the following Liabilities of Seller (collectively, the “Assumed Liabilities”) and no others:

1.3.1           Contract Liabilities. All Liabilities under the Assumed Contracts, to the extent such Liabilities relate to performance after the Closing Date (excluding any Liability arising out of or related to any breach by Seller of its obligations under the Assumed Contracts on or prior to the Closing Date).

1.3.2           Warranty Liabilities. All Liabilities of Sellers with respect to product warranties relating to products sold by Sellers on or prior to the Closing Date, but only to extent of the reserve for product warranty claims on Sellers’ balance sheet for the month ended [November 30, 2015] (the “Latest Balance Sheet”).

1.3.3           Employee Related Liabilities. The liabilities specifically assumed by Buyer pursuant to Article V of this Agreement [along with accrued vacation, paid time off and similar employment related liabilities but only to the extent such liabilities are accrued liabilities that appear on the Financial Statements].

1.3.4           Scheduled Liabilities. The Liabilities set forth on Schedule 1.3.4 hereto (which is current as of the date captioned on such schedule) together with any additions thereto and subject to any reductions therefrom incurred or paid by Sellers in operating the Business in the ordinary course of business after the date thereof through the Closing Date.

1.4         Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable for any Liabilities of Sellers or Sole Shareholder whatsoever, including any of the following: (a) any indebtedness for borrowed money; (b) any pension Liabilities; (c) any deferred compensation; (d) any Liability for Taxes, including any Taxes arising as a result of Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date (inclusive of any applicable proration in respect of personal property Taxes); (e) any Liability of Sellers to Sole Shareholder or any Affiliate of Sellers or Sole Shareholder; (f) any Liability arising out of or relating (i) to products of Sellers or services provided by Sellers or (ii) to Sellers’ operation of the Business or ownership of the Purchased Assets prior to the Closing Date; (g) any Liability under any Assumed Contract assumed by Buyer that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date; (h) any Liability under any Contract (which is not an Assumed Contract); (i) any Liability related to the presence of or use of Hazardous Substances to the extent arising, occurring or incurred prior to the Closing Date; (j) Subject to Section 1.3.3, any Liability under any Employee Plan or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, health care plans or benefits to the extent any such Liability arises from or relates to events that occurred prior to the Closing Date; (k) any Liability under any employment, severance, retention or termination agreement with any employee; (l) any Liability arising out of or relating to any employee grievance; (m) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Sellers; (n) any Liability to distribute to any of Sellers’ shareholders or other holders of equity interest in Seller or otherwise apply all or any part of the consideration received by Sellers hereunder; (o) any Liability arising out of any Action against Sellers or Sole Shareholder; (p) any Liability arising out of or resulting from compliance or non-compliance by Sellers with any Law or Action by any Governmental Entity to the extent any such Liability arises from or relates to events that occurred prior to the Closing Date; (q) the accounts payable of Sellers set forth on Schedule 1.4(q) hereto (which is current as of the date captioned on such schedule), together with any additions thereto and subject to any reductions therefrom incurred or paid by Sellers in operating the Business in the ordinary course of business after the date thereof through the Closing Date (the “Accounts Payable”) and (r) and all fees and disbursements of Sellers, Sole Shareholder or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, including all fees and disbursements of their respective counsel, financial advisors, accountants and other representatives (collectively, the “Excluded Liabilities”).

1.5          Consideration for the Purchased Assets. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Purchased Assets, concurrently with the execution of this Agreement and as a condition thereto, Buyer shall pay, or cause to be issued to Sellers, an aggregate amount equal to:

1.5.1       Cash Payment. A cash payment of $2,848,000 (the “Initial Cash Amount”) (such net amount, as adjusted at the Closing pursuant to Section 1.7.1, the “Closing Cash Amount”), payable as follows:

(a)          $2,634,400 by wire transfer in immediately available funds to Sellers’ account or accounts pursuant to wire instructions provided by Sole Shareholder;

(b)          $213,600 (7.5% of the aggregate cash amounts paid to Sellers under this Agreement (the “Escrow Deposit”) to an independent financial institution mutually acceptable to the parties (the “Escrow Agent”), to be held in accordance with the terms of the escrow agreement by and among Sellers, Anderson Investment, Buyer, and the Escrow Agent (the “Escrow Agreement”).

1.5.2        Equity Issuance. On the Closing Date and pursuant to a subscription agreement (“Subscription Agreement”), Buyer shall issue shares of common stock of Parent to Sole Shareholder (or its affiliated designee), having a value of $1,662,000 (the “Stock Consideration”).

1.6         Purchase Price. The total purchase price (the “Purchase Price”) for the Purchased Assets consists of (i) the cash payments made under Section 1.5.1 (as further adjusted under Sections 1.7.1 and 1.7.5), (ii) the Stock Consideration and (iii) the Assumed Liabilities.

1.7         Inventory Adjustments.

1.7.1           Adjustment at Closing. At least three (3) Business Days prior to the Closing, Sellers shall deliver to Buyer a statement setting forth Sellers’ good faith estimate of the Inventory and any other balance sheet adjustments agreed upon by the parties after the Effective Date but prior to the Closing Date (the “Adjustments”), as of the close of business on the Closing Date, signed by an officer of Seller, in substantially the form attached to this Agreement as Exhibit A (such estimate provided by the Sellers in advance of the Closing, the “Preliminary Statement”). To derive the Closing Cash Amount, the Initial Cash Amount shall be (i) increased, dollar for dollar, by the amount by which the amount of Inventory appearing in the Preliminary Statement exceeds the agreed upon amount of the net historical average for such Inventory shown on the Preliminary Statement or (ii) decreased, dollar for dollar, by the amount by which the amount of Inventory appearing in the Preliminary Statement exceeds the agreed upon amount of the net historical average for such Inventory shown on the Preliminary Statement. The Preliminary Statement identifies the specific line items and adjustments to be included in the calculation and the principles used when making such adjustment. The foregoing principles and the line items and calculation set forth in the Preliminary Statement are referred to in this Agreement as the “Closing Adjustment Formula.”

1.7.2           Reserved.

1.7.3           Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Statement”) setting forth the Adjustments as of the close of business on the Closing (the “Closing Adjustments”). During such period, Sellers shall permit Buyer and its representatives to have reasonable access to the books, records and other documents of Sellers necessary to prepare the Closing Statement and the determination of the Adjustments set forth therein, subject to Buyer entering into any customary access letters and indemnification agreements required by Sellers’ independent accountants or consultants, and shall provide Buyer with copies thereof (during regular business hours and as reasonably requested by Buyer and at Buyer’s expense). The Closing Statement and calculation of the Adjustments set forth therein shall be prepared in accordance and in a manner consistent with the preparation of the Financial Statements and the Closing Adjustment Formula, including the application of GAAP therein, consistently applied, and shall be consistent in all material respects with the Books and Records of Seller.

1.7.4           Disagreements. For a period of thirty (30) days after Sellers’ receipt of the Closing Statement, Buyer shall permit Sellers and their representatives to have reasonable access to the books, records and other documents of Buyer pertaining to the preparation of the Closing Statement and the determination of the Closing Adjustments set forth therein, subject to Sellers’ entering into any customary access letters and indemnification agreements required by Buyer’s independent accountants or consultants, and shall provide Sellers with copies thereof (during regular business hours and as reasonably requested by Seller and at Sellers’ expense). Within said thirty (30) day period, Seller shall either accept or object to the Closing Statement. In the event Seller objects to the Closing Statement, it shall give written notice thereof (a “Notice of Disagreement”) to Buyer within said thirty (30) day period and Buyer and Sellers shall thereupon seek to resolve Seller’s objections in good faith. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted by Sellers and (ii) only include disagreements based on errors of fact or mathematical errors in the Closing Statement or based on the Closing Adjustment not being calculated in accordance with this Section 1.7. If Sellers accept the Closing Statement or fails to timely deliver a Notice of Disagreement, then the Closing Statement shall be final and binding upon the parties. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Statement shall become final and binding upon the parties on the earlier of (A) the date Sellers and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fifteen (15) day period following the delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such fifteen (15) day period, absent full resolution of the matters in the Notice of Disagreement, Sellers and Buyer shall submit to such independent accounting firm as has not previously provided services to any of the parties as Buyer and Sellers may hereafter agree (the “Accounting Firm”), for determination in the City of Atlanta, GA, any and all matters that remain in dispute and were properly included in the Notice of Disagreement. If issues in dispute are submitted to the Accounting Firm for resolution, each party will furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accounting Firm any material relating to the determination and to discuss the determination with the Accounting Firm. Sellers and Buyer agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving any matters submitted to the Accounting Firm within thirty (30) days following submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to disputes whether such calculation was done in accordance with the Closing Adjustment Formula, whether there were errors of fact or mathematical errors in the Closing Statement and whether the Closing Adjustments were calculated in accordance with this Section 1.7. In reaching its determination, the only alternatives available to the Accounting Firm will be to (i) accept the position of Buyer, (ii) accept the position of Sellers or (iii) accept a position between those two positions. The fees and expenses of the Accounting Firm shall be paid by Buyer and Sellers in proportion to where the Accounting Firm’s position falls between the respective positions of Buyer and Sellers. For example purposes only, if the Accounting Firm’s position matches Sellers’ position, Buyer shall pay all of the Accounting Firm’s fees and expenses; if the Accounting Firm’s position falls equally between the respective positions of Buyer and Sellers, Buyer, on the one hand, and Sellers, on the other hand, shall each bear one-half of the Accounting Firm’s fees and expenses; and if the Accounting Firm’s position matches Buyer’s position, Sellers shall pay all of the Accounting Firm’s fees and expenses. The determination of the Accounting Firm shall be final, conclusive and binding on the parties.

1.7.5           Post-Closing Adjustment. The term “Final Closing Statement” shall mean the Closing Statement setting forth the Closing Adjustment as adjusted, if at all, pursuant to Section 1.7.4. If the Closing Adjustment amount shown on the Final Closing Statement is less than the Adjustment set forth on the Preliminary Statement, then Buyer shall be entitled to receive the shortfall from the Escrow Account. If the Closing Adjustment amount shown on the Final Closing Statement exceeds the Adjustment set forth on the Preliminary Statement then Buyer shall pay to Sellers the total amount of such excess on a dollar-for-dollar basis. Any payment owing under this Section 1.7.5 shall be adjusted to reflect any adjustment of the Initial Cash Amount at the Closing pursuant to Section 1.7.1.

1.8          Accounts Receivable and Accounts Payable.

1.8.1           Collection and Payment. Since the Accounts Receivable are an Excluded Asset and Accounts Payable are an Excluded Liability, Sellers and Sole Shareholder shall have the exclusive right to collect the Accounts Receivable and pay the Accounts Payable for the shorter of (i) three hundred sixty five (365) days after the Closing or (ii) the date upon which the last Accounts Payable has been paid and the last Account Receivable has been received (the “Collection Period”). During the Collection Period, Seller shall use substantially the same collection and payment methods customarily used by Sellers prior to the Closing Date. Each of Sellers and Sole Shareholder, on the one hand, and Buyer, on the other hand, intend that the collection of the Accounts Receivable shall suffice to pay all of the Accounts Payable. Sellers and Sole Shareholder, jointly and severally, expressly represent and warrant that the amount of Accounts Receivable exceeds the amount of Accounts Payable and that, assuming the collection of the Accounts Receivable and payment of the Accounts Payable in the ordinary course consistent with past practice the Accounts Receivable will be sufficient to fund the full payment of the Accounts Payable.

1.8.2           Accounting. On the last business day of each month during the Collection Period, Seller shall deliver to Buyer a written statement or report, setting forth an accurate and complete description of all collections of the Accounts Receivable and payments of the Accounts Payable since the date of the last report.

1.8.3           Disputes. Any disputes arising under this Section 1.8 shall be settled pursuant to the provisions of Section 1.7.4.

1.9           Taxes

1.9.1           Generally. Buyer shall pay and all sales taxes assessed in connection with the sale of the Purchased Assets. Sellers shall be liable for and shall pay all other Taxes, whether assessed or unassessed, applicable to the Business or the Purchased Assets (or the ownership or operation thereof) or Assumed Liabilities, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes applicable to the Business or the Purchased Assets (or the ownership or operation thereof) or Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section, any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

1.9.2           Allocation of Purchase Price. At least 5 business days prior to the Closing the Buyer shall provide Sole Shareholder with a draft allocation and the parties shall agree upon the allocation statement in advance of the Closing (in the form agreed to by the parties, the “Allocation Statement”) allocating the initial Purchase Price (including any Assumed Liabilities that are liabilities for Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) as to each of the Sellers. To the extent that any adjustment to the Purchase Price is made under Section 1.7.5, the parties shall promptly make appropriate adjustments to the Allocation Statement, consistent with the Allocation Statement. The parties agree that for all Tax purposes, Buyer and Sellers and each of their Affiliates shall report the transaction, or cause the transaction to be reported, in a manner consistent with the Allocation Statement, as so adjusted, and none of the parties to this Agreement shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any judicial proceeding that is, in any manner inconsistent with such Allocation Statement without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Governmental Entity. The parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

1.10        Transaction Documents. This Agreement, the Escrow Agreement, the Real Estate Purchase Agreement, the Employment Agreement, Subscription Agreement and the other agreements and instruments entered into in connection with the Transaction are collectively referred to herein as the “Transaction Documents.”

ARTICLE II

CLOSING AND DOCUMENTS TO BE DELIVERED AT CLOSING

2.1           Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the day upon which all of the respective conditions specified under Section 2.3 have been satisfied or waived by the appropriate party or on the day immediately following such day if mutually determined by the parties hereto (the “Closing Date”). For accounting and tax purposes, the Closing shall be deemed to take effect at 12:01 a.m. (ET) on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.2           Closing Deliveries.

2.2.1           Sellers’ Deliveries at Closing. At the Closing and as a condition to such Closing (unless waived in the sole discretion of Buyer), Sole Shareholder shall deliver or cause to be delivered to Buyer on behalf of Sellers:

(a)         The Consents listed on Schedule 3.6.

(b)         Certificates of good standing for each Seller issued by the Georgia Secretary of State no earlier than 5 days prior to the Closing Date.

(c)         The Real Estate Purchase Agreement, executed by Anderson Investment.

(d)          An employment agreement in a form mutually acceptable to Sole Shareholder and Buyer, executed by Sole Shareholder (the “Employment Agreement”).

(e)         The Subscription Agreement executed by Sole Shareholder.

(f)          Evidence in form and substance reasonably satisfactory to Buyer of the release of any and all Liens on the assets of Sellers.

(g)         A copy of an amendment to each Seller’s articles of incorporation, to be filed by Sellers immediately after the Closing Date in accordance with the Georgia general corporation law, changing each Seller’s name so that such name does not include the words “Thermocast” or “Dekor” or any words substantially similar thereto, executed by each Seller, respectively.

(h)         A certificate from each Seller, dated as of the Closing Date, in form reasonably satisfactory to Buyer and duly executed by an officer of each Seller, certifying that (i) all necessary corporate action on the part of such Seller has been taken to authorize or ratify this Agreement and to authorize the consummation of the Transaction, and (ii) attached to the certificate are true and complete copies of the resolutions of the governing body of such Seller authorizing the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party by each Seller and the consummation of the transactions contemplated hereby and thereby.

(i)          A certificate from each Seller and Sole Shareholder, dated as of the Closing Date, confirming the truth and correctness of all of the representations and warranties of such party as contained herein as of the Closing Date and as of all times between the Effective Date and the Closing Date, and confirming that all agreements, covenants and undertakings of such party contained herein and to be performed or fulfilled prior to Closing have been so performed or fulfilled.

(j)          Assignments of each Seller’s Intellectual Property Rights as required by Buyer, executed by each Seller and by the registrant of the Mont Blanc mark, as applicable.

(k)        The Escrow Agreement, executed by Sellers, Sole Shareholder and Anderson Investment.

(l)          Keys, keycards, security codes and any other similar security items necessary to operate the Business upon the Closing Date.

(m)        Such other certificates, documents and instruments as Buyer may reasonably request for the purpose of evidencing or facilitating the consummation of the Transaction.

2.2.2           Buyer’s Deliveries at Closing. At the Closing, and as a condition to such Closing (unless waived in the sole discretion of Sole Shareholder), Buyer shall deliver or cause to be delivered to Sellers:

(a)         The payments of Cash to Sellers and Escrow Agent, respectively under Section 1.5.1 (a) and (b).

(b)         Documents and instruments evidencing the issuance of stock referenced in Section 1.5.1(c).

(c)         A certificate of good standing for Buyer issued by the Delaware Secretary of State no earlier than 5 days prior to the Closing Date.

(d)        The Real Estate Purchase Agreement, executed by Buyer.

(e)        The Subscription Agreement executed by Parent.

(f)          By-laws of Buyer in a form reasonably acceptable to Sellers, which By-laws will include a provision appointing Anderson to the board of Buyer.

(g)        The Employment Agreement, executed by Buyer.

(h)        The Escrow Agreement, executed by Buyer and the Escrow Agent.

(i)          A certificate from Buyer, dated as of the Closing Date, in form reasonably satisfactory to Sole Shareholder and duly executed by an officer of Buyer, certifying that (i) all necessary corporate action on the part of Buyer has been taken to authorize or ratify this Agreement and to authorize the consummation of the Transaction, and (ii) attached to the certificate are true and complete copies of the resolutions of the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby.

(j)          A certificate from Buyer, dated as of the Closing Date, confirming the truth and correctness of all of the representations and warranties of Buyer as contained herein as of the Closing Date and as of all times between the Effective Date and the Closing Date, and confirming that all agreements, covenants and undertakings of Buyer contained herein and to be performed or fulfilled prior to Closing have been so performed or fulfilled.

(k)         Such other certificates, documents and instruments as Sole Shareholder may reasonably request for the purpose of evidencing or facilitating the consummation of the Transaction.

2.2.3           Interdependency of Deliveries. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and all shall be deemed to be delivered simultaneously.

2.3           Closing Conditions.

2.3.1           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the satisfaction, at or prior to the Closing, of the following conditions except to the extent waived in writing by Buyer:

(a)         Buyer shall have received consolidated audited financial statements for the periods ending December 31, 2014 and December 31, 2015 for Sellers from an accounting firm mutually acceptable to Buyer and Sole Shareholder in a form and substance satisfactory to Buyer in its sole discretion.

(b)         Sole Shareholder and Buyer shall have, in the view of Buyer and its counsel, substantially completed a draft Form 8-K for Parent, containing materials and disclosure customary in the context of a public shell company acquiring, directly or indirectly, all or substantially all assets of an existing business.

(c)         Buyer shall have received sufficient financing, on terms satisfactory to Buyer, from one or more lenders to pay the Purchase Price and support the working capital needs of the Business.

(d)         Buyer shall be satisfied, in its sole discretion, with its due diligence review of Sellers and the Purchased Assets. Buyer and its authorized agents, accountants and attorneys shall be afforded a reasonable opportunity prior to Closing to conduct due diligence examinations of the Business including but not limited to interviewing key employees, inspecting the Real Property and the Purchased Assets to Buyer’s satisfaction and with full cooperation from Sellers and their employees

(e)         Sellers shall have made all closing deliveries to Buyer required by Section 2.2.1.

(f)          Sellers shall have entered into a settlement agreement concerning accounts payable of Sellers to Composites One which involves the full satisfaction of such accounts payable or is otherwise satisfactory to Buyer.

(g)        The Purchased Assets shall be free and clear of all Liens other than those arising under this Agreement or the other Transaction Documents.

2.3.2           Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing shall be subject to Buyer having made all closing deliveries to Sellers required by Section 2.2.2 at or prior to the Closing, except to the extent waived in writing by Sellers.

2.3.3           Additional Conditions to Obligations of All Parties No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental authority, and no Action shall have been instituted and remain pending that prohibits or restricts or would (if successful) prohibit, restrict or substantially delay the consummation of the Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as expressly set forth in the disclosure schedule delivered by Sellers on the date hereof (“Sellers’ Disclosure Schedule”), Sellers and Sole Shareholder, jointly and severally, make the following representations and warranties to Buyer.

3.1           Corporate Standing and Authority; Binding Agreement. Each Seller, respectively, is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has full corporate power to own all of its properties and assets and to conduct the Business as it is now being conducted, and neither its ownership or leasing of property nor the conduct of its business requires it to be qualified as a foreign corporation in any jurisdiction in which it is not qualified. Set forth on Schedule 3.1 attached hereto is a listing of the jurisdictions, if any, where Sellers are qualified as a foreign corporation. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Sellers ‘Articles of Incorporation or Bylaws and Sellers have obtained all necessary authorization and approval from their respective board of directors and shareholders for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Sellers enforceable against each of them in accordance with its terms, subject to the laws of bankruptcy, insolvency, reorganization and moratorium and other laws or equitable principles generally affecting creditors’ rights. Complete and correct copies of the Articles of Incorporation and Bylaws of Sellers have been delivered to Buyer.

3.2           No Other Shareholder. Sole Shareholder is the sole shareholder of each of Sellers and no other person has any equity or equity-like interest in either of Sellers.

3.3           No Subsidiaries. Neither Seller has had any subsidiaries, is a partner or participant in any partnerships or joint ventures, and each Seller does not own, and never has owned, directly or indirectly, any interests in any other corporation, partnership, limited liability company or other entity.

3.4           Other Entities. The Business is solely conducted through Sellers and no other corporation, partnership, Limited Liability Company or other entity conducts business on behalf of Sellers.

3.5           Enforceability; Authority; No Conflict; No Other Agreement.

3.5.1           This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. Sellers have all necessary corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement by Sellers has been duly and validly authorized by all necessary corporate action on the part of Sellers, including by Sole Shareholder as the sole shareholder and by the boards of directors of Sellers.

3.5.2           The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents to which Sellers are a party do not and will not with the passing of time, the giving of notice or both (i) violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of Sellers, (ii) to Sellers and Sole Shareholder’s knowledge, violate or conflict with any laws, statutes, regulations, ordinances, rules, judgments, decisions, decrees, injunctions, rulings or orders of any governmental authority (collectively, “Legal Requirements”) applicable to, binding upon or enforceable against Sellers, (iii) result in the breach of or constitute a default under any indenture or loan or credit agreement or any other written agreement or instrument to which either Seller is presently a party or by which Sellers or their respective property or assets is presently bound or affected, (iv) result in the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or on any of Sellers’ assets, or (v) require the approval or consent of or any exemption from any governmental authority or third party not heretofore obtained.

3.5.3           Neither Sellers nor Sole Shareholder has any legal obligation, absolute or contingent, to any other Person to sell all or substantially all of the Purchased Assets or the Business, or to effect any merger, consolidation or other reorganization of Sellers or to enter into any agreement with respect thereto.

3.6           Required Consents, Filings and Notices. The execution and delivery by Sellers of this Agreement and the Transaction Documents to which either is a party, the performance by Sellers of their respective obligations hereunder and thereunder, and the consummation of the Transaction does not, require any consent, approval or authorization of, or filing by Sellers with, any governmental authority or any other person, except for the consents, approvals, authorizations, filings or notices disclosed on Schedule 3.6.

3.7           Compliance with Legal Requirements; Permits. To Sellers and Sole Shareholder’s knowledge, Sellers have conducted the Business in compliance with all applicable Legal Requirements. Sellers have not received written notice of any such non-compliance. Without limiting the generality of the foregoing, Sellers have obtained all permits, licenses and consents, and all certificates issued by any governmental authority with respect thereto, relating to the operation of the Business, including, without limitation, all pending applications therefor or renewals thereof (“Permits”) and have made all required registrations and filings with, any governmental authorities that are required for the conduct of the Business as it is now being conducted. All such Permits are listed on Schedule 3.7 and are in full force and effect. Neither Seller is in material default, nor has either Seller received any notice of any claim of default, with respect to any Permit. All Permits held by Sellers are in full force and effect, and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will terminate by reason of the Transaction. “Material Adverse Effect” means (i) any change in or effect on Sellers or the Business that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to Sellers, its financial condition, results of operations or prospects of the Business, or (ii) any material adverse effect on the ability of Sellers to enter into and perform their respective obligations under this Agreement or any of the Transaction Documents to which Sellers are a party.

3.8           No Litigation. Except as set forth on Schedule 3.8, there are no actions, suits, administrative proceedings, arbitrations or governmental investigations (collectively, “Actions”) pending or, to the knowledge of Sellers, threatened. Except as set forth on Schedule 3.8, Sellers are not subject to any judgment, order, writ or injunction of any governmental authority.

3.9           Financial Statements. Sole Shareholder has previously furnished to Buyer true and complete copies of Sellers’ (i) audited financial statements for the fiscal years ended as of December 31, 2014 and 2015, together with the reports thereon of _______________________________, certified public accountants, and (ii) interim financial statements for the period ending on the most recently closed month in advance of the Closing (including, without limitation, Sellers’ interim balance sheet and cash flow statements for such period, (collectively, the “Financial Statements”). The Financial Statements are accurate and complete, and present fairly in all material respects the financial position of Sellers as at such date and the results of operations of Sellers for the period described therein, in each case in accordance with GAAP, consistently applied and, to the extent consistent with GAAP, prepared on a basis consistent with Sellers’ historical practices. Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.10         Books and Records. Sellers have made and kept, and Sellers have delivered or made available to Buyer, true, correct and complete copies of, books and records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Business (collectively, and together with the Financial Statements, the “Books and Records”). Neither Sellers has engaged in any transaction, maintained any bank account or used any funds in connection with the Business except for transactions, bank accounts or funds that have been and are reflected in the normally maintained Books and Records of Sellers.

3.11         No Undisclosed Liabilities. Since December 31, 2013, Sellers have not incurred any material liabilities or obligations other than those: (i) that are reflected and properly reserved against in the Financial Statements; (ii) that are disclosed on Schedule 3.11; and (iii) that have been incurred since the date of the most recent Financial Statements in the ordinary course of business consistent with past practice.

3.12         Sufficiency of Assets. The Purchased Assets constitute all of the assets necessary for the conduct of the Business as presently conducted.

3.13         Tangible Assets; Title.

3.13.1         Sellers’ tangible assets, including, without limitation, all machinery, equipment, furniture, fixtures and motor vehicles listed on Schedule 3.13, together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, “Tangible Assets”), are in good operating condition, ordinary wear and tear excepted, are not in need of repair or replacement, and are usable in the ordinary course of the Business. Sellers have not received any notice that any of the Tangible Assets are in violation of any existing Legal Requirements (including, without limitation, any building, zoning, health, safety or other Legal Requirement), nor have Sellers or Sole Shareholder received any notice that the Tangible Assets are in need of maintenance or repair beyond an ordinary and routine level. All equipment leases, conditional sale contracts or licenses pursuant to which Sellers are holding or using any of the Tangible Assets are in full force and effect and, with respect to the performance of Sellers, there is no default or event of default or event that with notice or lapse of time or both would constitute a default.

3.13.2         Sellers have good and marketable title to all personal property included in the Purchased Assets, free and clear of any and all Encumbrances, except for Permitted Encumbrances. With respect to each such item of personal property, (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of material personal property, and (ii) there are no parties who are in possession of or who are using any such item of material personal property.

3.14         Receivables and Payables. Except as set forth on Schedule 3.14, all accounts and notes receivable (“Receivables”) that are reflected on the Financial Statements or on the accounting records of Sellers as of the Effective Date represent or will represent valid obligations arising from services or goods actually performed or delivered by Sellers in the ordinary course of business and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, subject to the allowances for doubtful accounts reflected on such Financial Statements. The Receivables are not subject to any valid defenses, offsets, returns, allowances or credits of any kind. Sellers have not made any loan or advance to any Person (defined below). Schedule 3.14 sets forth a true, complete and correct aged list of the accounts payable of Sellers as of the most recent practicable date prior to the Closing. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or governmental authority.

3.15         Intellectual Property Rights.

3.15.1         General. Schedule 3.15 sets forth with respect to the Intellectual Property Rights of Sellers: (i) each trademark, service mark and trade name, whether or not registered, the date first used, the application serial number and registration number (if any), the countries in which each such trademark, service mark and trade name is used and the expiration date for each trademark, service mark and trade name that has been registered, (ii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been applied for or registered, (iii) each patent or patent application, and (iv) all such Intellectual Property Rights in the form of licenses (other than for off-the-shelf software products).

3.15.2         Adequacy. The Intellectual Property Rights set forth on Schedule 3.15, together with the Trade Secrets included in the Purchased Assets, constitute all of the Intellectual Property Rights necessary to conduct the Business as presently conducted.

3.15.3         Royalties and Licenses. Sellers do not have any obligation to compensate any Person for the use of any of its Intellectual Property Rights nor have Sellers granted to any Person any license, option or other rights to use in any manner any of its Intellectual Property Rights, whether requiring the payment of royalties or not.

3.15.4         Ownership/Claims. Sellers own or have a valid right to use the Intellectual Property Rights, and such Intellectual Property Rights will not cease to be valid rights by reason of the execution, delivery and performance of this Agreement or the consummation of the Transaction. Sellers have not received any notice of (i) alleged invalidity with respect to any of the Intellectual Property Rights or (ii) alleged infringement of any rights of others due to any activity by Sellers. To Sellers and Sole Shareholder’s knowledge, Sellers’ use of its Intellectual Property Rights have not infringed upon or otherwise violated the valid rights of any third party.

3.15.5         Domain Names. Schedule 3.15 sets forth list of all Internet domain names used by Sellers (collectively, the “Domain Names”). Sellers have a valid registration and all material rights (free of any material restrictions) in and to the Domain Names.

3.16         Leased Property. Schedule 3.16 sets forth all of Sellers’ leasehold rights in or concerning real property, including, without limitation, easements and rights-of-way and all leasehold improvements related thereto (collectively, “Leased Property”). The Leased Property is zoned to permit its present use, and there is no record of any violation of any zoning, building or other restriction relating to the use of the Leased Property. All certificates, permits, licenses and other authorizations of governmental bodies or authorities that are necessary to permit the use and occupancy of the Leased Property for its current operations have been obtained by Sellers, have not been violated or breached, and are in full force and effect. All lease agreements with respect to the Leased Property are in full force and effect, neither Seller is in default thereunder, and, with respect to Sellers, there is no default or event of default or set of facts that has occurred that, with notice or lapse of time or both, would constitute a default thereunder. Except as set forth on Schedule 3.16 , Sellers own no real property and have no options to acquire any real property. Except as described on Schedule 3.16, the Sellers have: (a) [good and marketable title to], or a valid leasehold interest in, the parcels of land listed on Schedule 3.16, (b) a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, including but not limited to the leases listed on Schedule 3.16, and (c) valid and enforceable rights in respect to all of the easements and rights-of-way listed on Schedule 3.16.

3.17         Environmental Matters.

3.17.1         There are no pending or, to Sellers’ knowledge, threatened Actions or investigations against Sellers before any Governmental Entity arising under any Environmental Law, and Sellers have not received any written notice, report, order, directive or other information regarding any actual or alleged violation of, or any liability (contingent or otherwise) or investigatory, remedial or corrective obligation under, Environmental Laws with respect to the Business or any facility or premises occupied or used by Seller to date (collectively, the “Seller Facilities”).

3.17.2         Sellers are not subject to any material Liability relating to (i) the environmental conditions on, under, or about the Seller Facilities or (ii) the use, management, handling, transport, treatment, generation, storage or disposal of any Hazardous Substances by Sellers.

3.17.3         Sellers have at all times complied (including with respect to the conduct of its operations) and is in compliance with all Environmental Laws, which compliance has included complying at all times with all Permits required under Environmental Laws.

3.17.4         Sellers have made available to Buyer copies of any and all environmental reports, audits, assessments, investigations and other documents commissioned by or for Sellers, or that are in Sellers’ possession or control, bearing on any environmental, health or safety Liabilities related to the Seller Facilities.

3.18         Labor and Employment Matters.

3.18.1         Sellers are not a party to any labor or collective bargaining agreement with respect to their employees (which term shall include any part-time workers for purposes of this Section 3.18) with any labor organization, group or association, and since April 1, 2010, Sellers have not experienced any attempt by organized labor or its representatives to make Sellers conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Sellers. There is no unfair labor practice, charge or complaint against Sellers pending before the National Labor Relations Board or any similar Governmental Entity arising out of Sellers’ activities.

3.18.2         Sellers are in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, workers’ compensation, wages and hours, equal employment opportunity, plant closing, and occupational safety, including but not limited to Section 1324a of the Immigration and Nationality Act of the United States Code. Sellers have withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Sellers are not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice with respect to which Sellers are not in default).

3.18.3         Schedule 3.18 contains the following information with respect to each employee of Sellers: (i) the employee’s name, job title, years of service and work location; (ii) whether such employee is actively at work or on leave of absence, disability or medical leave; (iii) the wage or salary rate currently in effect for each employee of Sellers, and any prospective bonus arrangement or other contingent payment to which the employee may be entitled; (iv) the amount of wages, salaries, bonuses, commissions, benefits and accrued paid time off for the twelve months ended November 30, 2015, paid to or accrued on behalf of the employee; (v) the current accrued paid time off for each employee (as of the most recent practicable date prior to the Effective Date); and (vi) any increase in wages, salary, bonus, commissions or benefits since April 1, 2013. Except as disclosed on Schedule 3.18, the employment of all employees is terminable at will, at any time and without advance notice (except as required by applicable Law).

3.18.4         Except as set forth on Schedule 3.18.4, to Seller’s knowledge, Sellers have no employees who are nationals or residents of any country other than the United States of America.

3.19         Employee Benefit Matters.

3.19.1         Each Employee Benefit Plan that has been entered into, maintained or contributed to by Sellers or an Affiliate of Seller, or to which Sellers or an Affiliate of Sellers is required to contribute (each, a “Seller Plan” and, collectively, the “Seller Plans”), has been maintained in material compliance with its terms and with the requirements prescribed by any and all laws which are applicable to such Seller Plan, including the Code and the Employee Retirement Income Security Act of 1974 (“ERISA”). Any contributions required to be made under the terms of any Seller Plan as of the Closing Date have been timely made or, if not yet payable, have been properly reflected on the Financial Statements. All required notices and disclosures to participants in a Seller Plan have been timely provided to the participants.

3.19.2         No Action has been brought, and no audit or inquiry has been made by the IRS or United States Department of Labor or any other Governmental Entity, with respect to any Seller Plan, and to the knowledge of Seller no such Action, audit or inquiry is threatened.

3.19.3         No Seller Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA.

3.19.4         Neither the execution and delivery of this Agreement nor the consummation of the Transaction will result in the acceleration or creation of any rights of any Person to benefits or payments under any of the Seller Plans, including the acceleration of the accrual or vesting of any benefits under any pension plan, an increase in the amount of compensation due any Person under any of the Seller Plans or, the creation of rights under any severance, parachute or change of control agreement, or any withdrawal or similar liability under any pension plan or Seller Plan.

3.20         Tax Matters.

(a)          All tax returns that are required to be filed by Sellers on or before the Effective Date have been duly filed with the appropriate governmental authority, and Sellers have paid all for taxes, including interest and penalties thereon of any kind whatsoever (each, a “Tax” and collectively, “Taxes”) shown as due and payable on such returns. All such Tax returns were complete, correct and accurate in all material respects. All Taxes owed by Sellers (whether or not shown on any Tax return) have been fully paid or will be fully paid on or before the Closing Date or have been properly reserved for on the face of the balance sheet contained in the most recent Financial Statements.

(b)          Except as set forth on Schedule 3.20(b), neither Sellers nor Sole Shareholder have received any written notice of deficiency or assessment from any governmental authority with respect to liabilities for Taxes which have not been paid or finally settled. No claim has been made by a governmental authority in a jurisdiction where Sellers do not file Tax returns that Sellers are or may be subject to taxation by that jurisdiction, and Sellers are not subject to taxation in any jurisdiction other than those in which it currently files Tax returns. No audit of any Tax return concerning Sellers is pending, being conducted, or to Sellers’ knowledge, threatened to be instituted by any governmental authority. Sellers have not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)          Sellers have complied with all applicable Legal Requirements relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by such Legal Requirements, paid over to the proper governmental Authorities all amounts withheld.

3.21         Contracts.

(a)          Schedule 3.21 lists identifies all contracts relating to the Business that remain binding, unfilled, open, active or incomplete on the Effective Date, including all contracts (i) that are necessary to conduct the Business in substantially the same manner as currently conducted, (ii) by which any of Sellers’ assets may be bound or affected immediately following the Closing, (iii) for the employment of any officer, employee or consultant, (iv) providing for the services of dealers, distributors, sales representatives or similar representatives, (v) containing any territorial restrictions or any covenants by or binding Sellers or any employees of Sellers not to compete or to abide by any confidentiality agreement, (vi) for leasing personal property, (vii) involving the payment or receipt of in excess of $5,000 per annum, (viii) evidencing obligations for money borrowed or under any guarantees in excess of $5,000 in the aggregate, or (ix) that are otherwise material to Sellers or its Business, in each case whether written or oral (collectively, the “Contracts”).

(b)          All of the Contracts to which Sellers are a party constitute legal, valid and binding obligations of such Seller and are in full force and effect. Sellers have not violated any provision of, or committed or failed to perform any act that with notice, lapse of time or both would constitute a default under any provision of the Contracts. To Sellers’ knowledge, (i) all parties other than Sellers to the Contracts have complied in all material respects with the provisions thereof and (ii) no such party is in material breach or default thereunder. Sellers have not received notice of any claim of material breach or default with respect to any of the Contracts. All of the Contracts have been entered into in the ordinary course of the Business. None of the Contracts constitutes an illegal restraint of trade under any applicable Legal Requirements.

3.22         Insurance. Schedule 3.22 sets forth complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which either Seller is the owner, insured or beneficiary. Sellers are not in material default under any of such policies or binders, nor has failed to give any notice of or to present any claim under any such policy or binder in a due and timely fashion. Except as set forth on Schedule 3.22, there are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect. No policy aggregates, limits or maximums affecting the coverage available on such policies have been reached or exceeded in any policy years.

3.23         Material Vendors Customers. Schedule 3.23 sets forth a true and complete list of: (i) the ten (10) largest vendors of Sellers, taken as a whole, on the basis of cost of goods purchased during the year ending December 31, 2014 (collectively, the “Major Vendors”); and (ii) the ten (10) largest customers based upon revenue for each of the fiscal years ending December 31, 2013 and 2014 (collectively, the “Major Customers”). Since December 31, 2013, no Major Vendor or Major Customer has given Sellers written notice that it has terminated or adversely modified, or intends to terminate or adversely modify, its relationship with Sellers. Sellers’ Books and Records include a complete list of all of Sellers’ customers since January 1, 2010.

3.24         Affiliate Transactions. Except as otherwise disclosed on Schedule 3.24, no Affiliate of Sellers nor any officer, director, shareholder, partner, consultant or employee of Sellers, is as of the Effective Date, a party to any transaction with Sellers, including, without limitation, any contract or arrangement providing for the furnishing of services to or by, providing for rental of real property, tangible personal property or intellectual property to or from, or otherwise requiring payments to or from Sellers or any Affiliate thereof. For purposes of this Agreement, (i) an “Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, and (ii) the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

3.25         Certain Business Practices. Neither Sellers nor Sole Shareholder have and, to Sellers’ knowledge, no director, officer, manager, agent, representative or employee of Sellers (in their capacities as such) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any other unlawful payment.

3.26         Absence of Certain Changes. Except as set forth on Schedule 3.26, since December 31, 2013, there has not been any:

3.26.1         failure by Sellers or Sole Shareholder to operate the Business in a manner consistent with past practice, or failure to use commercially reasonable efforts (i) to preserve the Business intact or (ii) to preserve for Buyer following the Closing the continued services of Sellers’ employees and the goodwill of suppliers, customers and others having business relations with Sellers;

3.26.2         (i) increase in the rate of compensation payable or to become payable to any employee of Sellers whose total compensation is more than $50,000 per year, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such employee, (ii) entering into or amendment of any employment, deferred compensation, severance or similar agreement or (iii) provision for, for the first time, or increase in the coverage or benefits available under any Employee Plan or other employee benefit plan, payment or arrangement made to, for or with any employee of Sellers or any director or officer of Sellers;

3.26.3         payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets of Sellers to, or entering into of any Contract with, any Affiliate, except customary travel and expense advances made in the ordinary course of business and consistent with past practice;

3.26.4         sale, assignment, license, transfer or encumbrance of any of Sellers’ assets (whether tangible or intangible), except for sales in the ordinary course of business consistent with past practice;

3.26.5         new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice that do not have a gross aggregate value in excess of $50,000;

3.26.6         material change in accounting methods or practices by Sellers or any material Tax election by Sellers;

3.26.7         material damage, destruction or loss (whether or not covered by insurance) affecting Sellers or any of its assets;

3.26.8         failure to pay in the ordinary course and consistent with past practice any obligation of Sellers in excess of $50,000, except as to which the validity is being or has been contested in good faith;

3.26.9         indebtedness incurred by Sellers for borrowed money or any commitment to borrow money entered into by Sellers or any loans made or agreed to be made by Sellers;

3.26.10        cancellation of any indebtedness or waiver of any rights of substantial value to Sellers;

3.26.11         liability or obligation incurred by Sellers, except in the ordinary course of business;

3.26.12         acquisition or disposition by Sellers of any equity interest in any other Person;

3.26.13         initiation, compromise or settlement of any material Action;

3.26.14         failure by Sellers to replenish inventories in a manner consistent with past practice, or purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those normal, customary and consistent with past practice, or change in its selling, pricing, advertising or personnel practices inconsistent with past practice;

3.26.15         failure by Sellers to pay accounts payable of the Business in the ordinary course and consistent with past practice or to properly classify them as liabilities in accordance with GAAP; or

3.26.16         agreement by Sellers or Sole Shareholder to do any of the foregoing.

3.27         No Brokers or Finders. Except for Walden Business, Inc., no agent, broker, finder, investment banker or other person or firm engaged by or acting on behalf of Sellers or Sole Shareholder in connection with the negotiation, execution or performance of this Agreement or the Transaction is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transaction.

3.28         Disclosure. No representation or warranty by Sellers or Sole Shareholder in this Agreement or any of the Transaction Documents to which it is a party, and no statement contained in any document or other writing furnished or to be furnished to Buyer pursuant to this Agreement or any of the Transaction Documents to which it is a party, contains any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading. All copies of Contracts and all other documents delivered to Buyer pursuant hereto are true, complete and accurate. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) that has occurred or information that has come to the attention of Sellers or Sole Shareholders that has had or could reasonably be expected to have a Material Adverse Effect or that could otherwise reasonably be expected to prevent or impair the ability of Buyer, after the Closing, to carry on the Business in the same manner as it is presently being conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers:

4.1           Organization, Good Standing, Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the necessary power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2           Authorization, Execution, Delivery and Enforceability. This Agreement and each of the Transaction Documents to which Buyer is a party has been duly and validly authorized, executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, as applicable, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or any of the Transaction Documents to which either is a party, or to consummate the transactions contemplated hereby and thereby.

4.3           No Conflict. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party do not and will not with the passing of time or the giving of notice or both (i) violate or conflict with any provision of the organizational documents of Buyer, (ii) violate or conflict with any Legal Requirements applicable to, binding upon or enforceable against Buyer, (iii) result in the breach of or constitute a default under any indenture or loan or credit agreement or any other written agreement or instrument to which Buyer is presently a party or by which Buyer or its property or assets is presently bound or affected, (iv) result in the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or on any of the properties or assets of Buyer, or (v) require the approval of or any exemption from any governmental authority or third party not heretofore obtained.

4.4           No Litigation. There are no Actions whatsoever pending or, to the knowledge of Buyer, threatened that have had or could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform their respective obligations under this Agreement or any of the Transaction Documents to which it is a party.

4.5           No Brokers or Finders. No agent, broker, finder, investment banker or other person or firm engaged by or acting on behalf of Buyer of any of its affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transaction.

ARTICLE V

EMPLOYMENT MATTERS

5.1           Offers of Employment. Prior and subject to the Closing, Buyer will make offers of employment to all of the current employees of Sellers who are listed on Schedule3.18 effective upon the Closing (each such person, upon accepting an offer of employment from Buyer, being a “Transferred Employee,” and collectively, the “Transferred Employees”) at or above each such person’s current wage or salary levels.

5.2           Nature of Employment by Buyer. Except as contained in any agreement Buyer enters into with any Transferred Employee, it is understood and agreed that the employment of each Transferred Employee by Buyer will be “at will” and may be terminated by Buyer or by an employee or authorized Person of Buyer at any time after the Closing for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Further, nothing in this Agreement shall create any right or obligation which is enforceable by any Transferred Employee with respect to any terms or conditions of employment.

5.3           Buyer Employee Benefit Plans. Following the Closing, Buyer shall:

5.3.1           For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Buyer, cause each such plan, program or arrangement to treat the prior service of the Transferred Employees with Sellers (to the same extent such service is recognized under analogous plans, programs or arrangements of Sellers prior to the Closing) as service rendered to Buyer for all purposes including eligibility to participate in and vesting thereunder.

5.3.2           Cause each employee benefit plan, program and arrangement maintained by or contributed to by Buyer in which the Transferred Employees participate to waive any preexisting condition that was waived under the terms of any Seller Employee Plan immediately prior to the Effective Date or waiting period limitation that would otherwise be applicable to a Transferred Employee on or after the Closing.

ARTICLE VI

COVENANTS

6.1           Further Assurances. Each Party shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other Party or Parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement

6.2           Public Announcements. No Party shall issue any press release or other announcements or make any public statements regarding this Agreement or the transactions contemplated hereby unless approved in writing by the other Parties, provided that any Party may make such announcements as are required by applicable Legal Requirements so long as, to the extent practicable, such Party provides the other Parties with a reasonable opportunity to review and comment on any such announcement.

6.3           Payment of Expenses. Unless otherwise specified in this Agreement, the Parties shall pay their own expenses, including, without limitation, the expenses of their respective counsel, brokers, investment bankers and accountants, incurred in connection with the preparation, execution, and delivery of this Agreement and all other agreements and documents referred to herein and the consummation of the Transaction. All expenses of the Parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein, including reasonable attorneys’ fees, will be borne as determined by the court or arbitrator deciding any dispute under this Agreement in accordance with their determination of what is fair and equitable under the circumstances.

6.4           Restrictive Covenants.

6.4.1           During the period commencing on the date hereof and expiring on the third anniversary of the Closing Date (the “Restricted Period”), Sellers and Sole Shareholder shall not, from or within the United States of America (the “Territory”), directly or indirectly:

(A)        engage in, or enter into an employment, consulting or similar arrangement with any Person, other than Buyer, that is directly or indirectly engaged in the Business (each, a “Competing Business”); or

(B)         become interested in any Person, other than Buyer, that is engaged in any Competing Business as an owner, partner, member, shareholder, investor, director, officer, licensor, licensee, principal, agent, employee, trustee or consultant or in any other relationship or capacity;

provided, however, that Sole Shareholder, may own, directly or indirectly, solely as an investment, securities of any entity that are traded on any national securities exchange if Sole Shareholder, (y) is not a controlling Person of, or a member of a group that controls, said entity, or (z) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

6.4.2           During the Restricted Period, Sellers and Sole Shareholder shall not directly or indirectly (i) solicit, request or instigate any past, present or future customer of Buyer or Sellers or any of their respective Affiliates to withdraw, diminish, curtail or cancel all or any part of its business with Buyer, the Business or such Affiliate, (ii) hire, solicit or encourage any current or past employee of Buyer, Sellers or any of their respective Affiliates or any consultant engaged by Buyer, Sellers or any of their respective Affiliates to either leave the employment of or cease working with Buyer, Sellers or any of their respective Affiliates or (iii) hire or engage any employee or consultant who has left the employment of or ceased working with Buyer, Sellers or any of their respective Affiliates within one year after the date of termination of such employee’s employment or consultant’s engagement with Buyer, Sellers or any of their respective Affiliates.

6.4.3           Sellers and Sole Shareholder acknowledge that the rights and obligations set forth in this Section 6.4 are special, unique and of extraordinary character, that the limitations on their right to compete and disclose information contained in this Agreement are reasonable in scope and duration and that such limitations are reasonably related to the protection of the Business, the Confidential Information, legitimate business interests and goodwill of Buyer. In the event that Sellers, Sole Shareholder, or any of their respective Affiliates, breaches or threatens to commit a breach of any of the provisions of this Section 6.4 (collectively, the “Restrictive Covenants”), Buyer shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(A)        the right to notify anyone entering, or anyone evidencing an intention to enter, into any agreement or arrangement with either Sellers or Sole Shareholder, or any of their respective Affiliates, of the existence and provisions of this Agreement;

(B)         the right and remedy to obtain immediate injunctive relief from, and/or specific enforcement of the Restrictive Covenants by, any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer; and if the breach or threatened breach relates to any of the Restrictive Covenants, then such injunctive relief and/or specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provisions of that Restrictive Covenant, and beginning on the earlier of the date on which the court’s order becomes final and non-appealable or the date on which all appeals of such order have been exhausted;

(C)         the right and remedy to require either Sellers or Sole Shareholder, or to require them to cause any of their respective Affiliates, to account for and pay over to Buyer all compensation, profits or other benefits derived or received by them as the result of such breach; and

(D)         the right to reimbursement by either Sellers or Sole Shareholder of all fees (including, without limitation, reasonable attorneys’ fees) and expenses actually and reasonably incurred by Buyer in enforcing its rights under this Section 6.4.

6.4.4           In the event of a breach by Sellers or Sole Shareholder of any of the restrictions imposed upon them by this Section 6.4, Sellers and Sole Shareholder agree that the Restricted Period shall be tolled (i.e., no part of such period shall expire) during the pendency of such breach.

6.4.5           If any court of competent jurisdiction or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the scope, duration and/or geographical area of the restriction set forth in such provision, then such court or arbitrator shall have the power to reform the provision to be reasonable as to scope, duration and/or geographical area and to enforce the provision as so reformed.

6.5           Confidentiality. Sellers and Sole Shareholder acknowledge and agree that from and after the Closing, Buyer will have a legitimate and continuing proprietary interest in the protection of trade secrets and non-public confidential information, knowledge, data and similar information relating to the Business (collectively, “Confidential Information”). Sellers and Sole Shareholder agree that prior to and following the Closing they shall secure and maintain the confidentiality of the Confidential Information in a manner consistent with the importance and value of such information and the maintenance of Buyer’s rights therein, but in no event using less than reasonable efforts. Sellers nor Sole Shareholder shall use, sell, transfer, publish, disclose or otherwise make available any of the Confidential Information to any third party. If Sellers or Sole Shareholder are compelled by a duly authorized subpoena, court order or governmental authority to disclose any of the Confidential Information, then such Person shall immediately notify Buyer of same prior to disclosure, and fully cooperate with the appropriate party in seeking a protective order or other appropriate remedy prior to disclosure.

6.6           Disclosure Schedule Supplement.

6.6.1           Between the Effective Date and the Closing Date, Sole Shareholder will promptly notify Buyer in writing if Sole Shareholder becomes aware of any fact or condition that causes or constitutes a material breach of any of the representations and warranties of Sellers or Sole Shareholder as of the date of this Agreement, or if Sole Shareholder becomes aware of the occurrence of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Sellers’ Disclosure Schedule to ensure its accuracy or completeness as of the Closing Date, Sole Shareholder will promptly deliver to Buyer, on behalf of Sellers and Sole Shareholder, a supplement to the Sellers’ Disclosure Schedule describing such change (each such additional written disclosure, a “Disclosure Schedule Supplement”).

6.6.2           The delivery of any Disclosure Schedule Supplement shall not affect the Buyer’s right to terminate this Agreement in accordance with Section 8.1. If Buyer does not elect to terminate this Agreement as provided in Section 8.1, then this Agreement shall remain in full force and effect subject to the express provisions hereof, provided that:

(A)        if the material matter or event disclosed in the Disclosure Schedule Supplement existed or occurred only after the Effective Date, then such Disclosure Schedule Supplement shall not constitute or be deemed to constitute a breach of the representations and warranties made by Sellers and Sole Shareholder in Article III, and such Disclosure Schedule Supplement shall be treated as if it were contained within the Disclosure Schedule as of the Effective Date; and

(B)         if the material matter or event disclosed in the Disclosure Schedule Supplement existed or occurred on or prior to Effective Date and should have been disclosed on the Disclosure Schedule delivered on Effective Date, then such Disclosure Schedule Supplement shall constitute or be deemed to constitute a breach of the representations and warranties made by Sellers and Sole Shareholder in Article III, and shall not impact the Buyer’s ability to seek indemnification for any Losses it incurs as a result of such breach.

6.6.3           Between the Effective Date and the Closing Date, Sole Shareholder will also promptly notify Buyer in writing of the occurrence of any breach of any covenant of the Sellers or Sole Shareholder in this Agreement or of the occurrence of any event that, insofar as can be reasonably foreseen, could make the satisfaction of the conditions in Section 2.3 impossible or unlikely to occur by June 30, 2016.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnity by Sellers and Sole Shareholder. Sellers and Sole Shareholder agree, jointly and severally, to indemnify, defend and hold Buyer and its officers, managers, employees, affiliates, stockholders, successors and assigns, harmless from and against any and all actions, suits, proceedings, claims, losses, liabilities, costs or expenses, of whatever nature or kind, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising out of, based upon, or relating to:

7.1.1           any untruth, inaccuracy, misrepresentation, breach or non-fulfillment of any representation, warranty, covenant, agreement of undertaking made by Sellers or Sole Shareholder in this Agreement or in any schedule, instrument, document, agreement or certificate delivered by Sellers or Sole Shareholder pursuant to this Agreement or any of the other Transaction Documents to which it is a party; or

7.1.2           any Excluded Liability; or

7.1.3           the operation of the Business at any time through the Closing; or

7.1.4           Any Taxes allocated to Sellers or Sole Shareholder under Section 1.9 or otherwise relating to Sellers operation of the Business prior to the Closing Date; or

7.1.5           Any amounts owed by Seller prior to the Closing arising out of contractual obligations, leases or payments owed to a governmental authority; or

7.1.6           Compliance with any Environmental Laws or in connection with any environmental conditions at a Seller Facility or elsewhere existing on or prior to the Closing; or

7.1.7           Reserved

The foregoing indemnity shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyer may be entitled at law or in equity.

7.2           Indemnity by Buyer. Buyer shall indemnify, defend and hold Sellers, their officers, directors, employees, affiliates, shareholders, members, successors and assigns, harmless from and against any and all Losses, arising out of, based upon, or relating to any untruth, inaccuracy, misrepresentation, breach or non-fulfillment of any representation, warranty, covenant, agreement of undertaking made by Buyer in this Agreement or any schedule, instrument, document, agreement or certificate delivered pursuant to this Agreement.

7.3           Excluded Losses. The term “Losses” is not limited to matters asserted by third parties against an indemnified Person, but includes Losses incurred or sustained by the indemnified person in the absence of third party claims. The term “Losses” includes actual damages (including diminution in value) and, solely with respect to matters asserted by third parties against an indemnified Person, punitive damages and consequential damages. No Person shall have any right to indemnification under this Article VII with respect to punitive damages or consequential damages unless such damages were incurred or sustained by third parties.

7.4           Right of Sellers to Defend. Sole Shareholder, on behalf of Sellers, shall have the sole right, at its option, to fully defend or contest, in any lawful manner, at Sellers’ expense and by the single counsel selected by Sole Shareholder, the validity or enforceability of any claim by a third party for which Buyer intends to seek indemnification pursuant to Section 7.1 and to dispose of such claim in any manner it deems appropriate (including compromise and settlement). Buyer agrees to promptly notify Sole Shareholder in writing of any such claim. Sellers agree that upon receipt of any such notice of claim from Buyer, Sellers (acting through Sole Shareholder) will keep Buyer advised of their intent with respect to the defense of such claim. Buyer shall assist and cooperate with Sole Shareholder in its defense of any third party claim. In the event that Sole Shareholder, on behalf of Sellers, declines to defend or contest any claim or fails to notify Buyer in a timely manner of its intent to defend or contest, Buyer shall have the right to defend or contest any such claim in any manner it deems appropriate without a waiver of any of its rights under this Article VII. Notwithstanding anything to the contrary contained herein, no settlement shall be made by Sellers (or Sole Shareholder) without Buyer’s written consent unless such settlement contains an unconditional release of Buyer from all liability.

7.5           Right of Buyer to Defend. Buyer shall have the sole right, at its option, to fully defend or contest, in any lawful manner, at Buyer’s expense and by counsel selected by Buyer, the validity or enforceability of any claim by a third party for which Sellers intend to seek indemnification pursuant to Section 7.2 and to dispose of such claim in any manner it deems appropriate (including compromise and settlement). Sole Shareholder, on behalf of Sellers, agrees to promptly notify Buyer in writing of any such claim. Buyer agrees that upon receipt of any such notice of claim from Sole Shareholder, Buyer will keep Sole Shareholder advised of its intent with respect to the defense of such claim. Sole Shareholder shall assist and cooperate with Buyer in its defense of any third party claim. In the event that Buyer declines to defend or contest any claim or fails to notify Sole Shareholder in a timely manner of its intent to defend or contest, Sole Shareholder shall have the right to defend or contest any such claim in any manner it deems appropriate without a waiver of any of its rights under this Article VII. No settlement shall be made by Buyer without Sole Shareholder’s written consent on behalf of Sellers unless such settlement contains an unconditional release of Sellers from liability.

7.6           Survival Periods. In the absence of willful misconduct, material misrepresentation or fraud, and except as otherwise specifically provided herein, all other representations, warranties, covenants, agreements and Closing certifications made by the Parties shall survive the execution and delivery of this Agreement and the Closing for a period of 18 months after the Closing Date; provided, however, that: (a) the representations, warranties, covenants, agreements and Closing certifications made by Sellers in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13.2, 3.17, 3.18, 3.19 and 3.20, and any indemnity claims under Section 7.1.1 relating thereto, shall survive the execution and delivery of this Agreement and the Closing until the date that is 90 days after the date on which the respective applicable statute of limitations has expired or indefinitely if no statute of limitation applies; (b) claims related to willful misconduct, material misrepresentation or fraud shall survive indefinitely; and (c) claims related to any of the matters indemnified in Sections 7.1.2 through 7.1.7 shall survive until the expiration of the applicable statute of limitations.

7.7           Extension of Survival Period. Notwithstanding anything to the contrary in this Agreement, the survival periods shall be extended automatically to include any time period necessary to resolve, and collect upon, a claim for indemnification that was made before expiration of the applicable survival period but not resolved prior to expiration; provided that any such extension shall apply only as to claims asserted and not resolved within such survival period. Liability for any such claim shall continue until it has been finally settled, decided or adjudicated.

7.8           Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, in the absence of fraud, none of the parties (as between themselves) shall be liable to any party hereto for any consequential, incidental, punitive or exemplary damages, whether by statute or, in tort or contract or otherwise, in respect of this Agreement or any schedule hereto (but this shall not preclude recovery of consequential, incidental, punitive or exemplary damages if awarded to a third party in connection with a third party claim).

7.9           Limitation on Claim Amount. Any claim for indemnification pursuant to this shall be net of (i) Losses that are covered by insurance or other third party indemnification proceeds, and (ii) any tax benefits that may be available as a result of such Losses.

7.10         No Waiver. The Closing shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Party claiming the right to indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be material.

ARTICLE VIII

TERMINATION

8.1         Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

8.1.1           By mutual written consent of Buyer and Sole Shareholder;

8.1.2           By Buyer, upon written notice to Sole Shareholder, if any Seller or Sole Shareholder shall have breached this Agreement and such breach cannot or shall not have been cured by the earlier of the thirtieth (30th) calendar day after delivery of notice of breach or the Closing Date;

8.1.3           By Sole Shareholder, upon written notice to Buyer, if Buyer shall have breached this Agreement and such breach cannot or shall not have been cured by the earlier of the thirtieth (30th) calendar day after delivery of notice of breach or the Closing Date;

8.1.4           By either Buyer, on the one hand, or Sole Shareholder, on the other hand, by written notice to the other, if any Governmental Entity with jurisdiction over such matters shall have issued an order permanently restraining, enjoining or otherwise prohibiting the transaction contemplated hereby, and such order shall have become final and unappealable; provided, however, that the terms of this Section 8.1.4 shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order or to have such order vacated or made inapplicable to the transaction contemplated hereby;

8.1.5           By Buyer, by written notice to Sole Shareholder, for any of the reasons provided in Sections 2.3.1(a) (financing) and 2.31(c) (audit);

8.1.6           By Buyer, by written notice to Sole Shareholder, if the Closing shall not have been consummated on or before June 30, 2016 (other than as a result of the failure of Buyer to comply with its obligations under this Agreement); or

8.1.7           By Sole Shareholder, by written notice to Buyer, if the Closing shall not have been consummated on or before June 30, 2016 (other than as a result of the failure of any Seller or Sole Shareholder to comply with its obligations under this Agreement).

8.2         Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party hereto; provided, however, that notwithstanding the foregoing, nothing herein contained shall relieve any party hereto from any liability resulting from or arising out of any breach of any agreement or covenant hereunder prior to any such termination under Section 8.1.2, 8.1.3 or 8.1.4.

ARTICLE IX

TERMINATION

9.1          Assignment; Parties in Interest. No provision of this Agreement shall be assignable by any Party without the prior written consent of the other Parties. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.2           Notices. All communications and notices hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally, or received by telecopy or facsimile, or five days after being sent by United States registered or certified mail, postage prepaid, or the next business day after being sent by a recognized overnight delivery service, as follows:

if to Sellers or

Sole Shareholder,

at:

189 Etowah Industrial Court
Canton, Georgia 30114
Attn: Mr. Mark Anderson
Electronic mail: mark_anderson@thermocastsinks.com

with a copy to:
Blasingame, Burch, Garrard & Ashley, P.C.
440 College Avenue, Suite 320
P.O. Box 832
Athens, Georgia 30603
Attn: Thomas H. Rogers, Jr.
Electronic mail: thr@bbgbalaw.com

or if to Buyer, at:

Banyan Rail Services, Inc.
2255 Glades Road
Suite 342-W
Boca Raton, FL 33431
Attn: Jon Ryan
Electronic mail: jon.ryan@banyanrail.net

with a copy to:	Kohrman Jackson & Krantz P.L.L.
One Cleveland Center, 20th Floor
1375 East 9th Street
Cleveland, Ohio 44114
Attn: Christopher J. Hubbert, Esq.
Electronic mail: cjh@kjk.com

or at such other place as the Party addressed may have designated to the other by notice conforming to this Section.

9. 3         Waiver. No waiver shall be deemed to have been made by any Party of any of its rights hereunder unless the same shall be in writing and signed by the waiving Party. Such waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving Party or the obligations of the other Party in any other respect and at any other time.

9.4          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

9.5          Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

9.6           Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

9.7           Entire Agreement. All schedules are hereby incorporated by reference and are expressly made a part hereof. There are no other representations, understandings or agreements heretofore made between or among any of the Parties, except those that are expressly set forth herein. Except for the agreements, instruments and understandings contemplated herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and cannot be changed, modified, discharged or terminated, except by a writing signed by each of the Parties. This provision is not intended to abrogate any other written agreement between or among any of the Parties or their respective Affiliates executed contemporaneously with or after this Agreement or any written agreement pertaining to a different subject matter.

9.8           Incorporation of Schedules and Exhibits. All exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated by reference and made a part of this Agreement for all purposes as if fully set forth herein.

9.9           Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received original or facsimile counterparts thereof signed by all of the other Parties.

[Counterpart signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

BUYER

THERMOCAST ACQUISITION CORP.
a Delaware corporation

By:	/s/ Jon Ryan
Name:	Jon Ryan
Title:	President & Chief Financial Officer

PARENT

BANYAN RAIL SERVICES, INC.
a Delaware corporation

By:	/s/ Jon Ryan
Name:	Jon Ryan
Title:	President & Chief Financial Officer

SELLLERS

INTERNATIONAL THERMOCAST CORPORATION
a Georgia corporation

By:	/s/ Mark Anderson
Name:	Mark Anderson
Title:	CEO

THE DEKOR CORPORATION
a Georgia corporation

By:	/s/ Mark Anderson
Name:	Mark Anderson
Title:	CEO

SOLE SHAREHOLDER

/s/ Mark Anderson
MARK ANDERSON, individually

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